UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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NATURE’S SUNSHINE PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

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NATURE’S SUNSHINE PRODUCTS, INC.
2500 West Executive Parkway, Suite 100
Lehi, UT 84043

March 24, 2017

Dear Fellow Shareholder:

You are cordially invited to attend the 2017 Nature’s Sunshine Products, Inc., Annual Meeting of Shareholders, which will be held at Nature’s Sunshine Products, Inc.’s principal executive offices, located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Tuesday, May 9, 2017, at 10:00 a.m., Mountain Daylight Time.

The matters to be acted upon at the 2017 Annual Meeting, are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine Products, Inc.

Sincerely,

/s/ GREGORY L. PROBERT
Gregory L. Probert
Chairman and Chief Executive Officer

NATURE’S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2017

To the Shareholders of Nature’s Sunshine Products, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Shareholders (the “Annual Meeting”), of Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”), will be held at the Company’s principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Tuesday, May 9, 2017, at 10:00 a.m., Mountain Daylight Time, for the following purposes, which are more fully described in the proxy statement accompanying this notice:

1.                                    To elect nine directors to the Company's Board of Directors (the “Board” or the “Board of Directors”). The nine directors are: Albert R. Dowden, Jia Hongfei, Kristine F. Hughes, Robert B. Mercer, Gregory L. Probert, Mary Beth Springer, Rebecca L. Steinfort, J. Christopher Teets, and Jeffrey D. Watkins. All nine candidates are current Directors of the Company;

2.                                     To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.                                     To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

4.	To vote on an advisory basis as to the frequency of future shareholder advisory votes on our named executive officer compensation; and

5.                                      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set the close of business on March 10, 2017, as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to receive notice of, attend and vote at the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. You may vote your shares by visiting the website http://www.proxyvote.com. For detailed information regarding voting instructions, please refer to the sections entitled “If I am a shareholder of record, how do I vote?” and “If I am a beneficial owner of shares held in street name, how do I vote?” beginning on page 2 of the accompanying proxy statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors,

Lehi, Utah	/s/ RICHARD D. STRULSON
March 24, 2017	Richard D. Strulson
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2017
The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
https://www.naturessunshine.com/us/company/c1/proxy-materials

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2017 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR
2017 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Nature’s Sunshine Products, Inc., a Utah corporation, for use at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Tuesday, May 9, 2017, and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m., Mountain Daylight Time, at the Company’s principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The proxy solicitation materials are being sent on or about March 24, 2017, to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, “Nature’s Sunshine,” the “Company,” “we,” “us” and “our” refer to Nature’s Sunshine Products, Inc.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”), and Annual Report for the year ended December 31, 2016 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following proposals, which are summarized in the preceding notice and described in more detail beginning on page 6 of this proxy statement:

•	To elect the nine directors named in the accompanying proxy statement to the Company’s Board of Directors (the “Board”) (Proposal One);

•	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2017 (Proposal Two);

•	To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three);

•	To vote on an advisory basis as to the frequency of future shareholder advisory votes on our named executive officer compensation (Proposal Four); and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

Our Board recommends that you vote your shares:

•	FOR each of the nine director nominees to the Board (Proposal One);

•	FOR the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2017 (Proposal Two);

•	FOR the advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three); and

•	EVERY YEAR as to the frequency of future shareholder advisory votes on our named executive officer compensation (Proposal Four).

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are currently located at 2500 West Executive Parkway, Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is March 10, 2017 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 18,863,601 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

How many votes do I have?

All shareholders of record as of the Record Date are entitled to one vote per share of Common Stock held on the Record Date for each matter presented for a vote at the meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”), that must be followed for the record holder to vote your shares per your instructions. Please complete and return the voting instruction card in the prepaid postage envelope provided. Please also check with your record holder to see if you are eligible to vote your shares over the internet or by telephone.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. There were 18,863,601 shares of our Common Stock outstanding on the Record Date. Accordingly, shares representing 9,431,801 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name and do not respond to a request for voting instructions from the record holder of your shares (typically a bank or broker), the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of directors), Proposal Three (advisory vote on executive compensation) and Proposal Four (advisory vote on frequency of shareholder advisory votes on executive compensation) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each proposal?

With regards to Proposal One, directors are elected by a majority of the votes cast by the shares entitled to vote at the Annual Meeting. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the election of director. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors.

Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstention will have no effect on the outcome of Proposal Two. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

Proposals Three and Four are only advisory and the outcomes of the votes are not binding on the Company and the Board of Directors. The Company and the Board of Directors will consider the outcome of these votes when setting compensation for the named executive officers and when determining the frequency of shareholder advisory votes on named executive officer compensation. Abstention and broker non-votes will have no effect on the outcome of Proposal Three or Proposal Four.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you submit an executed proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you submit an executed voting instruction form, but do not specify in your voting instruction form how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement. If you are a beneficial owner of shares held in street name and you do not respond to a request for voting instructions, your bank or broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Two), but your bank or broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One, Three and Four). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K following the Annual Meeting.

How and when may I submit a shareholder proposal for the 2018 Annual Meeting of Shareholders?

In the event that a shareholder wishes to submit a proposal to be considered for presentation at the 2018 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 24, 2017. If the 2018 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 9, 2018, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act”.

If a shareholder wishes to present a proposal at our 2018 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2018 Annual Meeting, the shareholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”), for the Annual Meeting determined in accordance with our Amended and Restated Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 10, 2018, and no earlier than February 8, 2018, which dates are the sixtieth (60th) day and the ninetieth (90th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

However, if we determine to change the date of the 2018 Annual Meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 9, 2018, shareholder proposals intended for presentation at the 2018 Annual Meeting, but not intended to be included in our proxy statement relating to the 2018 Annual Meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior to such Annual Meeting and no later than the (i) sixtieth (60th) day prior to such Annual Meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the 2018 Annual Meeting is made by the Company, whichever occurs later (the “Alternate Date”). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2018 Annual Meeting. All shareholder proposals must comply with the requirements of our Bylaws.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our Directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

Directors are elected at the Company’s annual meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting.

Directors are elected by a majority of the votes cast by the shares entitled to vote at the Annual Meeting. On November 2, 2016, the Board of Directors, upon the recommendation of its Governance Committee, approved and adopted an amendment to the Company’s Bylaws to modify the voting standard for the election of directors from a plurality standard to a majority standard. The Governance Committee of the Board recommended the adoption of a majority voting standard primarily because it believes a majority voting standard promotes greater accountability for directors than a plurality voting standard.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. With respect to individual candidates, the Board considers attributes including, but are not limited to, sound judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of an individual candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Accordingly, the Board and the Governance Committee of the Board consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Nominees to Serve as Directors

The current members of the Board of Directors, who are nominees for election to the Board, are as follows:

Name	Age	Position	Director Since
Albert R. Dowden	75	Director	2009
Jia Hongfei*	50	Director	2016
Kristine F. Hughes	78	Director, Vice Chairperson	1980
Robert B. Mercer	65	Director	2010
Gregory L. Probert	60	Director, Chairman and Chief Executive Officer	2011
Mary Beth Springer	52	Director, Lead Independent Director	2013
Rebecca L. Steinfort	47	Director	2015
J. Christopher Teets	44	Director	2015
Jeffrey D. Watkins	55	Director	2009

* Mr. Jia was appointed by the Board of Directors as a Director of the Company to fill a vacancy effective June 1, 2016.

No family relationship exists among any of our director nominees or executive officers. To the best of our knowledge, there are no pending material legal proceedings in which any of our Directors or nominees for Director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Except as described below, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our Directors or nominees for Director during the past 10 years.

The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

Albert R. Dowden. Mr. Dowden served as a Director of the Invesco mutual funds and as a Director of various Reich & Tang mutual funds, Homeowners of America Holding Corporation and Homeowners of America Insurance, The Hertz

Corporation, Volvo Group North America, Inc., Magellan Insurance Company, Genmar, National Media Corp. and CompuDyne Corp. Prior to these director positions, Mr. Dowden was a founder and Managing Director of The Boss Group, a Houston-based private investment and management firm, until 2012. Mr. Dowden held various positions at Volvo Group North America, Inc. and AB Volvo from 1974 to 1998, including President and Chief Executive Officer of Volvo Group North America, Inc., Senior Vice President of AB Volvo, and General Counsel of AB Volvo’s North American operations. Prior to joining Volvo in 1974, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden received his J.D. from New York University School of Law in 1966 and his B.A. from Middlebury College in 1963. The Governance Committee nominated Mr. Dowden to the Board because of its belief that Mr. Dowden's extensive operational, legal and corporate governance experience involving consumer-oriented public companies would enhance the Board’s knowledge and skill in key areas.

Jia Hongfei. Since Joining Shanghai Fosun Pharmaceutical (Group) Co., Ltd. ("Fosun Pharma") in June 2013, Mr. Jia has served as Senior Vice President and Chief Financial Officer and co-Chief Investing Officer, and currently serves as Senior Counselor to CEO. Prior to joining Fosun Pharma, Mr. Jia served as Chief Financial Officer of Goodbaby International Holdings Limited, a global durable juvenile products company, from July 2011 to October 2012, and of Jingrui Properties (Group) Co., a real estate development and investment company, from September 2007 to May 2010. Mr. Jia previously held senior management positions at The Siemon Company and AchieveGlobal. Mr. Jia earned an M.B.A. from the University of Dallas and a B.S. degree from Fudan University in Shanghai. The Governance Committee believes Mr. Jia’s extensive international experience enhances the Board knowledge and skill in a key area. Mr. Jia is being nominated by the Governance Committee pursuant to an agreement between the Company and Fosun Pharma related to their Chinese joint venture.

Kristine F. Hughes. Ms. Hughes has served as the Vice Chairperson of our Board of Directors since January 2013, and previously served as the Chairperson of our Board of Directors from December 1984 to December 2012. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a Director Emeritus. The Governance Committee nominated Ms. Hughes to the Board because of its belief that her extensive experience as a co-founder, senior officer and member of the Board provides her with industry-specific management and governance knowledge and skills that strengthen the Board’s collective qualifications, skills and experience.

Robert B. Mercer. Mr. Mercer served as Vice President Dealer Operations for Mazda North America from 2007 to 2009, as Vice President, General Counsel and Secretary for Mazda North America from 2002 until 2007, and as Senior Vice President, Government and Industry Relations, and General Counsel and Secretary for Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards and currently serves as a member of the Board of Visitors of Duke Health and as President and a Board of Directors member of the Utah-Idaho Chapter of Juvenile Diabetes Research Foundation, and he previously served as President and a Board of Director member of the Orange County, California Chapter of the Juvenile Diabetes Research Foundation. Mr. Mercer received his J.D. from University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. The Governance Committee nominated Mr. Mercer to the Board because of its belief that he brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Gregory L. Probert. Mr. Probert was appointed CEO in October 2013. He has served as the Executive Chairman of the Company's Board of Directors since January 2013. Prior to this, Mr. Probert served as Executive Vice Chairman since June 2011, and served as an independent consultant to the Company from October 2010 to June 2011. Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company from 2008 to 2010, which filed for bankruptcy protection in 2009. Mr. Probert was President and Chief Operating Officer of Herbalife International of America, Inc. from 2003 to 2008, and Chief Executive Officer of DMX Music from 2001 to 2003. Prior to that, he held various senior positions, including Executive Vice President of Worldwide Home Entertainment, at The Walt Disney Company from 1988. In February 2016, Mr. Probert joined the Board of Leaders for the USC Marshall School of Business where he helps guide the development of management education programs. Mr. Probert also serves on the Board of Directors of the Direct Selling Education Foundation, and he recently completed a three-year terms of service on the Board of Directors of the Direct Selling Association. Mr. Probert received his B.A. from the University of Southern California in 1979. The Governance Committee nominated Mr. Probert to the Board because of its belief that he brings to our Board significant direct selling experience, as well as extensive leadership and operational management skills in global consumer-oriented businesses, which strengthens the Board’s aptitude in these key areas.

Mary Beth Springer.  Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from

2002 to 2004; and Vice President of Marketing from 2000 to 2002. Ms. Springer currently serves as a director of Central Garden & Pet Company and is a member of the Board of Trustees of Bryn Mawr College. Ms. Springer received her M.B.A. from Harvard Business School in 1990 and her A.B. from Bryn Mawr College in 1986. The Governance Committee nominated Ms. Springer to the Board due to her expertise and experience in the consumer products market, which the Governance Committee believes will further stimulate the Board’s collective operational and growth policies and initiatives.

Rebecca L. Steinfort. Ms. Steinfort served as the Chief Executive Officer of Hero Management LLC, a leading provider of healthcare practice management services for dental, orthodontic and vision care practices that serve the pediatric Medicaid population, from 2015 to 2016. Prior to joining Hero Management LLC in 2015, Ms. Steinfort held various positions at DaVita Healthcare Partners beginning in 2009, including Co-Founder and Chief Operating Officer of DaVita’s primary-care subsidiary and Chief Strategy and Marketing Officer of DaVita's dialysis business unit. Ms. Steinfort held various leadership positions at Quiznos between 2007 and 2009, including Chief Marketing Officer. Prior to Quiznos, Ms. Steinfort held various senior executive positions at Level 3 Communications, LLC from 2001 to 2006. Ms. Steinfort received her M.B.A. from Harvard Business School and her B.A. from Princeton University. The Governance Committee nominated Ms. Steinfort to the Board because of its belief that her extensive healthcare, marketing and strategic experience enhances the Board’s knowledge and skill in these key areas.

J. Christopher Teets. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment management firm, since February 2005. Before joining Red Mountain Capital, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs& Co. in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services Corp., Air Transport Services Group, Inc. and Yuma Energy, Inc. He previously served on the Boards of Directors of Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and a M.Sc. degree from the London School of Economics. The Governance Committee nominated Mr. Teets to the Board because of his extensive investment banking and board experience, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Jeffrey D. Watkins. Mr. Watkins is currently President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins previously served as a Director of Annuity and Life Re, Ltd., from 2003 until 2009, and as a Director of Carreker Corporation from 2006 until 2007. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. The Governance Committee nominated Mr. Watkins to the Board because he possesses particular knowledge and experience in finance and capital structure, which strengthens the Board’s collective qualifications, skills and experience.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Probert and Ms. Hughes, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Mr. Jia Hongfei’s affiliation with Fosun Pharma, one of our shareholders, Mr. Teets’ affiliation with Red Mountain Capital Partners LLC, one of our shareholders, and Mr. Watkins’ affiliation with Prescott Group Capital Management, LLC, one of our shareholders.

Board Committees

The Board of Directors has four standing committees: Audit Committee, Compensation Committee, Compliance Committee and Governance Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Lehi, Utah 84043.

The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Governance Committee	Compliance Committee
Albert R. Dowden		X	Chair
Jia Hongfei				X
Robert B. Mercer	Chair			X
Mary Beth Springer		Chair	X
Rebecca L. Steinfort	X			Chair
J. Christopher Teets	X		X
Jeffrey D. Watkins	X	X

The Audit Committee.  The Audit Committee oversees our financial statements, preparation processes and related compliance matters and performance of the internal audit function. The Committee is also responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that Robert B. Mercer, J. Christopher Teets and Jeffrey D. Watkins of our Audit Committee are audit committee financial experts, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Compensation Committee.  The Compensation Committee reviews compensation policies applicable to executive officers and Board members, establishes the compensation to be paid to our Chief Executive Officer and Chairman and determines the compensation and benefits of all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers’ compensation. The Compensation Committee establishes the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. At the discretion of the Committee, compensation packages for the Chief Executive Officer, when appropriate, are submitted to the Board of Directors for final approval. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company’s equity-based and other incentive compensation plans.  Under its Charter, all members of the Compensation Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least two Committee members shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or such successor provisions.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Fredric W. Cook & Co., Inc. ("F.W. Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W.

Cook also provides advice to the Compensation Committee with respect to the compensation and benefits of Directors of the Board.

The Compliance Committee. To further mitigate any compliance risk, a Compliance Committee of the Board of Directors was created in 2014. The Compliance Committee oversees the Company’s efforts with respect to operational compliance.  “Operational Compliance” is defined to include: distributor compliance and direct selling best practices; employee compliance, including code of conduct and other Company-mandated trainings; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; and non-financial whistleblower reports. Under its Charter, the Compliance Committee is required to consist of at least three directors, one of whom shall be the Chair of the Company’s Audit Committee. A majority of the members of the Compliance Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board. Effective March 1, 2017, Mr. Teets was replaced by Mr. Jia on the Compliance Committee.

The Governance Committee.  The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Under its Charter, all members of the Governance Committee are required to meet the independence requirements of the NASDAQ Stock Market. Effective March 1, 2017, Mr. Jia was replaced by Mr. Teets on the Governance Committee.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws. The Governance Committee did not receive any director nominations from shareholders of the Company for the 2017 Annual Meeting. There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board since our last disclosures regarding the Governance Committee's policies for considering shareholder nominees to the Board of Directors.

Board Structure and Risk Oversight

Leadership Structure of the Board

Under our Bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate. Mr. Probert serves as both our Chief Executive Officer and Chairman of the Board. The Governance Committee periodically revisits the combined role of Chief Executive Officer and Chairman of the Board and will recommend to the Board that the roles be separated if it determines that doing so is in the best interest of the Company.

As our Chairman, Mr. Probert is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. All of our directors are independent under applicable NASDAQ corporate governance rules, except for Mr. Probert and Ms. Hughes. The Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present. Furthermore, the independent directors select a "Lead Independent Director" to coordinate and manage the activities of the independent directors. In November 2015, the independent directors selected Ms. Mary Beth Springer as the Lead Independent Director. The specific responsibilities of the Lead Independent Director include:

·                  calling, setting the agenda and presiding over meetings of independent directors;

·                  consulting with the Chairman on the content of the agenda for Board and shareholder meetings;

·                  coordinating and leading the relevant activities of the Board on matters in which the Chairman has a conflict of interest;

·                  reviewing the performance of the Chairman, following consultation with independent directors;

·                  recommending to the Chairman or approving, if appropriate, the retention of outside advisers and consultants to the Board; and

·                  performing such other duties as the Board may delegate to the Lead Independent Director.

We believe that our leadership structure of the Board, including the combination of the Chairman and Chief Executive Officer positions, is appropriate because it provides both unified and consistent leadership and, combined with the Lead Independent Director, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct selling business.

Board’s Role in the Oversight of Risk Management

The Board of Directors is primarily responsible for assessing risks associated with the Company’s business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company’s policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, compliance with mandates from the SEC and other government bodies that regulate the financial and securities industry, insurance programs, and other matters. Under the direction of the Audit Committee, the Company’s internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. The Compliance Committee oversees risks associated with what the Company considers its operational compliance, which includes risks associated with distributor compliance and direct selling best practices, employee compliance, including code of conduct and other mandated trainings, product and product distribution regulatory compliance, including adherence to mandates from the FTC, the FDA and other similar regulatory bodies, and non-financial whistleblower reports. In addition, under the direction of the Board and certain of its committees, the Company’s legal department assists in the oversight of corporate compliance activities. As discussed under “Risk Assessment of Compensation Programs,” the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. In addition, the Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Meetings in 2016

During 2016, our Board of Directors held 6 meetings and numerous informal informational sessions. Each member of the Board of Directors during 2016, attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year or the portion thereof following such person’s appointment to one or more of those committees.

During 2016, the Audit Committee held 5 meetings, the Compensation Committee held 5 meetings, the Compliance Committee held 4 meetings and the Governance Committee held 4 meetings. The committees also held numerous informal informational sessions during the year.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings, Directors are encouraged to attend such meetings. Messrs. Dowden, Mercer, Probert and Teets and Mrs. Hughes all attended the Annual Meeting held in 2016.

Communications with Directors

We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the Directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

Code of Ethics
Our Code of Conduct (the "Code") applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. A copy of The Code is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

Director Compensation

Equity Compensation. Each non-employee director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $50,000 (based on the closing selling price of our common stock on the grant date). Each such award vests in 12 equal successive monthly installments, over a one-year period measured from the grant date, subject to continued Board service and accelerates in full upon a change in control. The shares that vest under each award are delivered to the director upon the earlier of the director's separation from the Board or the expiration of a two-year period subsequent to the vesting of the entire RSU grant.

Cash Compensation. Each non-employee Board member receives an annual retainer of $50,000 (pro-rated for any partial year of service). The Vice Chairperson receives an additional retainer of $25,000, and the Lead Independent Director receives an additional retainer of $17,500. In addition to the annual retainer, each member of the Audit Committee receives a retainer of $10,000, with the Chairperson receiving an additional $10,000; each member of the Compensation Committee receives a retainer of $7,500, with the Chairperson receiving an additional $7,500; each member of the Governance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000; and each member of the Compliance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000.
The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during 2016. Mr. Probert, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Director Compensation for Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Li Dongjiu (4)	22,916	—	—	22,916
Albert R. Dowden	67,500	49,996	501	117,997
Jia Hongfei (5)	32,084	—	—	32,084
Kristine F. Hughes	75,000	49,996	23,660	148,656
Robert B. Mercer	75,000	49,996	749	125,745
Mary Beth Springer	87,500	49,996	750	138,246
Rebecca Lee Steinfort	69,583	49,996	750	120,329
J. Christopher Teets	65,000	49,996	—	114,996
Jeffrey D. Watkins	67,500	49,996	—	117,496

(1)	Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Lead Independent Director Retainer ($)	Vice Chairperson Retainer ($)	Committee Member Retainer ($)	Total ($)
Li Dongjiu	20,833	—	—	2,083	22,916
Albert R. Dowden	50,000	—	—	17,500	67,500
Jia Hongfei	29,167	—	—	2,917	32,084
Kristine F. Hughes	50,000	—	25,000	—	75,000
Robert B. Mercer	50,000	—	—	25,000	75,000
Mary Beth Springer	50,000	17,500	—	20,000	87,500
Rebecca Lee Steinfort	50,000	—	—	19,583	69,583
J. Christopher Teets	50,000	—	—	15,000	65,000
Jeffrey D. Watkins	50,000	—	—	17,500	67,500

(2)
On May 5, 2016, the Board approved a grant of 5,464 RSUs for each non-executive Director. The RSUs vest in 12 monthly installments over a one-year period from the grant date subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the 2-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

(3)	“All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2016:

Name	Life Insurance Premiums ($)	Product Credit* ($)	Total ($)
Li Dongjiu	—	—	—
Albert R. Dowden	—	501	501
Jia Hongfei	—	—	—
Kristine F. Hughes	22,165	1,495	23,660
Robert B. Mercer	—	749	749
Mary Beth Springer	—	750	750
Rebecca Lee Steinfort	—	750	750
J. Christopher Teets	—	—	—
Jeffrey D. Watkins	—	—	—
*Represents credits to purchase the Company’s products.

(4)	Mr. Li resigned from the Board of Directors effective June 1, 2016. The fees shown as being paid to Mr. Li were paid directly to Fosun Pharma.

(5)	Mr. Jia was appointed to the Board of Directors effective June 1, 2016. The fees shown as being paid to Mr. Jia were paid directly to Fosun Pharma.

Expenses. Board members are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has retained Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2017. Deloitte & Touche LLP also served as our independent registered public accounting firm for 2016. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the years ended December 31, 2016 and 2015, for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2016	2015
Audit Fees (1)	$940,000	$920,000
Audit-Related Fees (2)	94,653	40,500
Tax Fees (3)	368,265	354,000
All Other Fees	—	—
Total Fees	1,402,918	1,314,500

(1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the years ended December 31, 2016 and 2015.

(2)	During the years ended December 31, 2016 and 2015, Deloitte & Touche provided services for activities related to statutory audit requirements.

(3)	Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the years ended December 31, 2016 and 2015, related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

The Company reviews a schedule of audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm in a given year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by Company’s independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee), during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2016, all of the aggregate amounts set forth above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

In connection with the audited financial statements as of and for the year ended December 31, 2016, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required by the standards adopted by the Public Company Accounting Oversight Board (PCAOB), and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Submitted by:
Robert B. Mercer, Chair
Rebecca L. Steinfort
J. Christopher Teets
Jeffrey D. Watkins

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

PROPOSAL THREE:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this proxy statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

     Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative in this proxy statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

PROPOSAL FOUR:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON NAMED
EXECUTIVE OFFICER COMPENSATION

Shareholders are entitled to vote at the Annual Meeting regarding whether the shareholder advisory vote on the compensation of our named executive officers as required by Section 14A of the Exchange Act (and as presented in Proposal Three of this proxy statement), should occur annually, every two years or every three years. Shareholders will also have the option to abstain from voting on the matter. The shareholder vote on the frequency of the advisory vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board. Such an advisory vote is provided to shareholders every six years, and was last presented to shareholders at the 2011 Annual Meeting. At the 2011 Annual Meeting, shareholders voted in favor of holding the advisory vote on executive compensation annually. Although the vote is a non-binding, advisory vote, both the Board and our Compensation Committee will take into account the outcome of the vote when determining the frequency of the shareholder vote on named executive officer compensation.

Our Board and the Compensation Committee have determined that continuing to hold an annual advisory vote on named executive officer compensation is the most appropriate alternative for the Company, because it allows shareholders to provide timely, direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement each year. While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that named executive officer compensation disclosures are made annually. Holding an annual advisory vote on named executive officer compensation provides the Company with more direct and immediate shareholder feedback on the Company’s executive compensation programs.

Recommendation of the Board of Directors

        The Board unanimously recommends that you vote "1 YEAR" with respect to how frequently a shareholder advisory vote on the compensation of our named executive officers should occur.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 20, 2017, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 20, 2017, there were 18,855,992 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)	2,854,607	15.1%
No. 268 South Zhongshan Road
Shanghai 200010, P.R. China
Red Mountain Capital Partners LLC (4)	2,511,837	13.3%
10100 Santa Monica Blvd, Suite 925
Los Angeles, CA 90067
Wynnefield Capital Management, LLC (5)	2,162,476	11.5%
450 Seventh Avenue, Suite 509
New York, New York 10123
Prescott Group Capital Management, LLC (6)	1,865,383	9.9%
1924 South Utica, Suite 1120
Tulsa, OK 74104
Paradigm Capital Management, Inc. (7)	1,389,131	7.4%
9 Elk Street
Albany, NY 12207
Directors and Named Executive Officers
Jeffrey D. Watkins, Director (8)	1,910,922	10.1%
Kristine F. Hughes, Vice Chairperson of the Board (9)	695,584	3.7%
Gregory L. Probert, Chairman and Chief Executive Officer (10)	635,031	3.4%
Stephen M. Bunker, Former Executive Vice President, Chief Financial Officer & Treasurer (11)	162,337	*
Paul E. Noack, President of China and New Markets (12)	103,777	*
Adriana Mendizabal, President of NSP Americas (13)	98,104	*
Richard D. Strulson, Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary (14)	96,092	*
Robert B. Mercer, Director (15)	46,846	*
Albert R. Dowden, Director (16)	46,539	*
Mary Beth Springer, Director (17)	38,438	*
Rebecca L. Steinfort, Director (18)	34,340	*
J. Christopher Teets, Director (19)	30,464	*
Jia Hongfei, Director (20)	0	*
Joseph W. Baty, Executive Vice President, Chief Financial Officer & Treasurer	0	*
All Directors and executive officers as a group (14 persons) (21)	3,789,144	20.1%

*	Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 20, 2017.

(2)
Calculated based on 18,855,992 shares of our Common Stock outstanding on February 20 2017, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)
On August 25, 2014, pursuant to a Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock to Fosun Pharma. Based on Schedule 13D/A filed with the SEC on September 2, 2014, Fosun Pharma has sole voting and dispositive power over 2,854,607 shares.

(4)
Based on Schedule 13F-HR filed with the SEC on February 14, 2017, and Schedule 13D/A filed with the SEC on September 2, 2014, by Red Mountain Capital Partners LLC (“RMCP LLC”), and Form 4 filed with the SEC on August 30, 2016, by Willem Mesdag, includes 2,407,801 shares held by Red Mountain Partners, L.P. (“RMP”) and 104,036 shares held by RMCP LLC. RMCP GP LLC (“RMCP GP”) is the general partner of RMP and RMCP LLC is the managing member of RMCP GP. Red Mountain Capital Management, Inc. (“RMCM”) is the managing member of RMCP LLC, and Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 2,407,801 shares held by RMP. Each of RMCM and Mr. Mesdag may be deemed to beneficially own, and have voting and dispositive power over, the 104,036 shares held by RMCP LLC. Each of RMCM and Mr. Mesdag, however, disclaims beneficial ownership of all of these shares.

(5)
Based on Schedule 13G/A filed with the SEC on February 14, 2017. Includes 2,162,476 shares beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own these shares. Messrs. Obus and Landes, however, disclaim any beneficial ownership of these shares.

(6)
Based on Schedule 13F-HR filed with the SEC on January 27, 2017, includes 1,865,383 shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, LLC (“Prescott Capital”) may be deemed to beneficially own 1,865,383 shares. As the principal of Prescott Capital, Phil Frohlich may also be deemed to beneficially own the 1,865,383 shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(7)	Based on Schedule 13G/A filed with the SEC on February 14, 2017, Paradigm Capital Management, Inc. has sole voting and dispositive power over 1,389,131 shares.

(8)
Includes 1,865,383 share beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 6 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. Also includes options exercisable for 25,000 shares and vested awards for 13,438 shares of Common Stock within 60 days of February 20, 2017, and 7,101 shares of Common Stock held by Mr. Watkins directly.

(9)
Includes (i) 79,352 shares that Ms. Hughes holds indirectly and (ii) 586,275 shares held by various family trusts, of which Ms. Hughes and her husband, Mr. Eugene L. Hughes, are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes 29,047 shares directly held by Mr. and Ms. Hughes, and 910 shares that will vest within 60 days of February 20, 2017, pursuant to an award of restricted stock units.

(10)	Includes options exercisable for 498,333 shares and vested awards for 56,697 shares within 60 days of February 20, 2017, and 80,001 shares that Mr. Probert holds directly.

(11)	Includes options exercisable for 139,625 shares and 22,712 shares that Mr. Bunker holds directly.

(12)	Includes options exercisable for 75,000 shares and 28,777 shares that Mr. Noack holds directly.

(13)	Includes options exercisable for 78,125 shares and vested awards for 9,375 shares of Common Stock within 60 days of February 20, 2017, and 10,604 shares that Ms. Mendizabal holds directly.

(14)	Includes options exercisable for 78,125 shares and vested awards for 4,375 shares of Common Stock within 60 days of February 20, 2017, and 13,592 shares that Mr. Strulson holds directly.

(15)	Includes options exercisable for 25,000 shares and vested awards for 13,438 shares of Common Stock within 60 days of February 20, 2017, and 8,408 shares that Mr. Mercer holds directly.

(16)	Includes options exercisable for 25,000 shares and vested awards for 13,438 shares of Common Stock within 60 days of February 20, 2017, and 8,101 shares that Mr. Dowden holds directly.

(17)	Includes options exercisable for 25,000 shares and vested awards for 13,438 shares of Common Stock within 60 days of February 20, 2017.

(18)	Includes options exercisable for 25,000 shares and vested awards for 9,340 shares of Common Stock within 60 days of February 20, 2017.

(19)
Includes options exercisable for 25,000 shares and vested awards for 5,464 shares of Common Stock within 60 days of February 20, 2017. Mr. Teets’ address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, California.

(20)
Due to certain legal and regulatory requirements related to the issuance of SEC-registered and NASDAQ-listed securities to Chinese nationals, the Company does not issue any options to Mr. Li. Mr. Li’s address is c/o Shanghai Fosun Pharmaceutical (Group) Co., Ltd., No. 268 South Zhongshan Road, Shanghai 200010, P.R. China.

(21)
Includes options exercisable for 919,833 shares and vested awards for 181,717 shares of Common Stock within 60 days of February 2, 2017, and 2,687,594 shares that the directors and executive officers either hold directly or may be deemed to beneficially own.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation of our executive officers in 2016, including the following “named executive officers”:

Named Executive Officer	Position
Gregory L. Probert	Chairman and Chief Executive Officer
Joseph W. Baty	Executive Vice President, Chief Financial Officer and Treasurer*
Stephen M. Bunker	Former Executive Vice President, Chief Financial Officer and Treasurer**
Adriana Mendizabal	President of NSP Americas
Paul E. Noack	President of China and New Markets
Richard D. Strulson	Executive Vice President, General Counsel and Chief Compliance Officer

* Mr. Baty was appointed the Company’s Chief Financial Officer effective October 31, 2016.
** Mr. Bunker’s employment with the Company terminated effective December 31, 2016.

In this section, we explain how our Compensation Committee made decisions related to the compensation of our named executive officers during 2016, and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. We also address any actions taken regarding executive compensation after the end of 2016, that could affect a fair understanding of the named executive officers' compensation during 2016.

Executive Summary

The Company's compensation program is designed to reward our executives in a manner that supports a pay-for-performance philosophy, that aligns with shareholder value creation, and that maintains a level of compensation that allows us to attract and retain the best available executive team.

Our 2016 Performance

In 2015, the Company initiated an aggressive five-year strategic plan to drive a turnaround and transformation of the Company. The strategic plan is based on a long-term view, and 2016 was primarily focused on investing for the future in China and other markets. This resulted in a return to moderate revenue growth in 2016. The Company’s compensation decisions for 2016, and their relation to Company performance may be summarized as follows.

•
The Company’s consolidated net sales increased by 5.1 percent compared to 2015, to $341.2 million in 2016. Measured in local currency, net sales increased by 5.8 percent compared to 2015. Much of our business is outside the U.S., and fluctuations in foreign exchange rates reduced reported 2016 net sales by $2.4 million. The Company excludes the impact of foreign exchange rates when assessing its financial results for compensation purposes because foreign exchange rates are viewed as outside the control of the executive team.

•
Operating income fell by 27.6 percent to $10.0 million during the year ended December 31, 2016. Operating income results were reduced primarily by investments made for future growth, particularly in China, which the Company considers a critical market for its future success. Costs associated with establishing business operations in China increased by $7.8 million in 2016, compared to 2015. Operating income was also negatively impacted by $1.7 million, as a result of inventory write-write recorded for products in China that came as a result of lower than expected sales as the Company awaits the receipt of its direct selling license in China.

•
The Company continues to execute on its five-year strategic growth plan initiated in 2015, which is designed to deliver significant long term growth during the strategic window. This strategy, built around successful entry into and growth in China, as well as creation of new scientifically differentiated product lines for NSP and Synergy, will largely redefine the Company in the years ahead. Substantial progress on the strategic plan was made during 2016, including net sales revenue of $14.5 million in the Company’s NSP China and New Markets segment from wholesale activities and pre-opening product sales through Hong Kong for the year ended December 31, 2016.

•
The Company’s 2016 operating plan and budget presumed the company would receive a direct selling license in China during the course of the year. However, the Company has not yet received a direct selling license in China, and is unable to determine whether or when it will receive a direct selling license in China. The Company’s sales activity in China continued to be restricted throughout 2016, as a result of not receiving a direct selling license in China. Therefore, while the Company experienced positive growth during 2016, the budgeted level of growth was not achieved. The Company considers this as a delay in timing rather than a failure of the strategy to work.

Key Fiscal 2016 Compensation Decisions

The Company provides compensation in a manner that is aligned with long-term performance and improving governance and risk mitigation elements within the compensation structure.

•
The total compensation of the Company’s Chief Executive Officer in 2016, decreased by approximately 69% from 2015, and was between 40% and 59% lower in 2016, compared to 2015, for the other named executive officers, other than Messrs. Baty and Bunker.

•
We continue to structure a substantial portion of the total direct compensation of our named executive officers in the form of annual performance-based cash incentive awards and long-term stock-based compensation, including performance-contingent, stock-based compensation. This allows us to create a positive relationship between our operational performance and shareholder return. Our annual cash incentive plan is designed to ensure that a significant portion of total cash compensation of our named executive officers is performance-based.

•
As a result of our financial and overall business performance, we paid cash incentive awards to our named executive officers for 2016, which averaged 57% of their target cash incentive amount. The Chief Executive Officer’s cash incentive award was 28% lower in 2016, than in 2015. This below-target cash incentive award to our Chief Executive Officer was formulaic under the pre-established cash incentive plan and reflects the Company’s pay-for-performance philosophy.

•
The value of the RSUs granted to the Chief Executive Officer, as reported in the summary compensation table, was approximately 78% lower in 2016, than in 2015, and the value of the RSUs granted to the other named executive officers, other than Messrs. Baty and Bunker, was between 83% and 85% lower in 2016, than in 2015.

•
Vesting of 50% of the RSUs granted in 2016 to named executive officers, excluding new hire grants to Mr. Baty whose employment began on October 31, 2016, is subject to the Company achieving revenue goals that are tied directly to the execution of the Company’s five-year strategic plan and will be forfeited if the Company does not meet the revenue goals.

•	Perquisites are not a significant part of our executive compensation program.

•
The Company’s executive officers are subject to the Company’s stock ownership guidelines, including an ownership guideline of $1.0 million for our Chief Executive Officer, Mr. Probert. The Company’s stock ownership guidelines require the named executive officers, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one year base salary.

•
Mr. Probert’s employment agreement contains a global incentive "clawback" provision pursuant to which, in the event that during the term of the employment agreement, and for a period of two years after its termination, the Company is required to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement, as determined by the Company's Board of Directors, the Company has the right, exercisable in its sole discretion, to review the amount of incentive cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs during the period of time encompassed by the restatement and recalculate Mr. Probert's compensation for the look-back period based upon the restated financial statements, provided, however, that this look-back period shall be no longer than two years. If, pursuant to this review and recalculation, the amount of compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to the Company in a time and manner mutually agreed to between the Company and Mr. Probert.

•
Company policy prohibits executives from entering into hedging transactions, such as put and call options that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company’s stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Compensation Policy for Executive Officers.

We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

•	attract and retain qualified executives who will help the Company meets its goals;

•	reflect individual accomplishments and contributions to the Company, as well as overall Company performance;

•	align each executive officer's interests with those of the Company's shareholders; and

•	support the long-range strategic plan with short- and long-term incentives.

The Compensation Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market-competitive and internally fair;

•	Linking a substantial portion of compensation to the Company's financial performance and the individual's contribution to that performance;

•
Providing below-target compensation for under-performance and upward compensation leverage for exceptional performance through emphasis on annual cash incentives, performance equity and stock options; and

•
Providing long-term equity-based incentives and encouraging direct share ownership by executive officers, as well as ownership guidelines that provide an incentive for officers to consider long-term value maintenance in addition to growth.

For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers varies with our performance and the market price of our common stock. The general objective is to balance equity compensation with short-term cash compensation, but there is no target that applies to all officers. The actual levels at which we may set compensation for a particular executive officer may vary based on the Company's overall financial performance and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to the Company's future growth. Also, actual pay may be below the levels set as a target if performance is below our annual goals.

Setting Executive Compensation

Major compensation decisions for each year, including base salary adjustments, the determination of target annual cash incentive opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. The principal factors that the Compensation Committee considers when setting the compensation levels for the named executive officers are as follows:

•	Comparison of the Company's performance against certain operating and qualitative goals identified in the Company's strategic plan;

•	Comparative market data;

•	Our Chief Executive Officer's recommendations for the other named executive officers;

•	Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the named executive officers other than himself; and

•	Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

Impact of 2016 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation was held on May 31, 2016, after the Compensation Committee had approved the 2016 compensation of the named executive officers. More than 82 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company's proxy statement dated April 14, 2016. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company's compensation philosophies, policies and practices for the remainder of 2016 and has not made substantial change in 2017. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to the Company's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes. Based on the voting preference of our shareholders, we have held annual Say-on-Pay votes. As described in this proxy statement, shareholders may vote on the frequency of future Say-on-Pay votes at the 2017 annual meeting of shareholders.

Role of External Advisor: In 2014, the Compensation Committee engaged the services of F.W. Cook, a leading consulting firm in the area of executive compensation, to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry. In November 2014, F.W. Cook provided an Executive Compensation Report to the Compensation Committee (the “2014 Executive Compensation Report”). A new executive compensation report was not prepared in 2016, but the Compensation Committee considered the 2014 Executive Compensation Report and the recommendations of F.W. Cook as context when making executive compensation decisions in 2016.

Benchmarking: F.W. Cook used a peer group consisting of 15 publicly traded U.S. based specialty retail and personal product companies to perform market comparisons of our executive compensation program and to prepare its 2014 Executive Compensation Report. The companies in the peer group were chosen on the basis of objective industry classifications, annual revenue and market capitalization at the time of the 2014 Executive Compensation Report. The Compensation Committee believes that all of the companies in the peer group represent competitors for executive talent and shareholder investment.

The companies in the peer group are listed below:

Nu Skin Enterprises	NutriSystem
Elizabeth Arden	Medifast
Blyth	Boulder Brands
Vitamin Shoppe	Vitacost.com
USANA Health Sciences	Omega Protein
Inter Parfums	Nutraceutical
Perfumania Holdings	Inventure Foods
LifeVantage

Role of Management: Our Chief Executive Officer presents his recommendations for base salaries, cash incentive and equity grants for the named executive officers to the Compensation Committee (other than for himself). These recommendations are generally based on the named executive officer's expected role in the Company's strategic plan, the Company's performance measured in terms of the sales revenue and operating income levels attained by the division for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the executive's performance against individual performance objectives, and the comparative analysis of the Company's compensation practice to market for each such officer. The Compensation Committee discusses these recommendations with the Chief Executive Officer and makes the final determination on the base salaries, cash incentive and equity grants.

The Compensation Committee recommends to our Board of Directors the base salary and cash incentive target for our Chief Executive Officer. The Board considers such recommendations in setting the Chief Executive Officer's compensation.

Elements of Compensation

Each named executive officer's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon Company financial performance and the named executive officer's individual performance, and (iii) participation in long-term, stock-based incentive awards, in the form of RSUs, performance-contingent RSUs and, in some cases, stock options. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for named executive officers (salary, cash incentive and equity) is designed to achieve one or more of the Company's overall objectives in fashioning a competitive level of compensation, tying compensation to individual and company performance and establishing a meaningful and substantial link between each named executive officer's compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of peer group data and a subjective analysis of that individual's performance and contribution to the Company's financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

Base Salary. Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company's financial performance.

The Compensation Committee reviewed the base salaries of the Company’s executive officers, including the named executive officers, in November 2015. After review of the Chief Executive Officer’s recommendations for the base salary of the named executive officers in 2016, the Compensation Committee, decided to limit any base salary increases to market adjustments and to adjustments based on increases in the scope of responsibility to certain named executive officers. Market adjustments were intended to bring the base salaries of the named executive officers closer to the 50th percentile of base salaries for comparable positions at the companies in the peer group used to prepare the 2014 Executive Compensation Report. For 2016, the Compensation Committee set the named executive officer’s base salaries as follows, which base salaries became effective January 1, 2016:

Name	Base Salary as of January 1, 2016 ($)	Base Salary as of December 31, 2015 ($)	Percentage Increase (%)
Joseph W. Baty*	—	—	—
Stephen M. Bunker	320,000	320,000	—
Adrianna Mendizabal	293,868	272,950	7.7
Paul E. Noack	400,500	350,000	14.4
Richard D. Strulson	347,000	320,000	8.4

*
Mr. Baty was appointed the Company’s Chief Financial Officer on October 31, 2016. The Company and Mr. Baty entered into an employment agreement effective October 31, 2016, which established his annual base salary at $375,000.

In November 2015, the Compensation Committee analyzed the base salary of the Chief Executive Officer. The Compensation Committee decided to limit any increase to the Chief Executive Officer’s base salary to a market adjustment and recommended to the Board of Directors, and the Board of Directors approved, an adjustment to the Chief Executive Officer’s base salary to bring it closer to the 50th percentile of base salaries for Chief Executive Officers at the companies in the peer group used to prepare the 2014 Executive Compensation Report, although the 2016 salary remained below the median. As such, the Board of Directors, following the recommendation of the Compensation Committee, provided the following increase to the Chief Executive Officer’s base salaries, which increase became effective on January 1, 2016, and remained below the median for CEO salary versus the peer group data provided by F.W. Cook in the Executive Compensation Report:

Name	Base Salary as of January 1, 2016 ($)	Base Salary as of December 31, 2015 ($)	Percentage Increase (%)
Gregory L. Probert	618,000	600,000	3.0

The Compensation Committee reviewed the base salaries of the Company’s executive officers, including the named executive officers, in November 2016, and determined that there would not be any executive officer salary increase for 2017. This was based on the recommendation of the Chief Executive Officer, the competiveness of their current base salaries and the Company’s performance during 2016. The Compensation Committee also reviewed the base salary of the Chief Executive Officer and determined to recommend to the Board of Directors that no increase in the Chief Executive Officer’s base salary be approved for 2017.

Annual Cash Incentive.  The annual cash incentive program is designed to reward our named executive officers for achieving or exceeding our annual goals, which for 2016 is tied directly to the Company’s five-year strategic plan.

For 2016, the Compensation Committee adopted an annual cash incentive program for the named executive officers in which 65% of the cash incentive award was based on the attainment of corporate financial performance goals and 35% was based on the Compensation Committee’s evaluation of performance against individual objectives set early in the year. The Compensation Committee related Ms. Mendizabal’s cash incentive award to the financial performance of NSP Americas, instead of to the Company's overall financial performance. The Compensation Committee related Mr. Noack’s cash incentive award to the financial performance of the Company’s overall financial performance in recognition of his responsibilities relating to the Company's anticipated entry into the China market and the anticipated receipt of a direct selling license in China, which the Company has not yet received. In addition, the Compensation Committee retained the discretion to increase or decrease the aggregate cash incentive amount to be paid to any individual under the cash incentive plan by up to 10% of that person’s aggregate target, based on its subjective evaluation of general corporate and individual performance. Our Compensation Committee believes that basing a portion of the cash incentive award on individual performance takes into account that many accomplishments by a named executive officer are not directly accounted for by only an analysis of the Company’s financial performance for a given year.

The 2016 target cash incentive award (as a percentage of base salary) for each named executive officer was as follows, which was the same as in 2015:

Name	Target Cash Incentive (as % of Base Salary)
Gregory L. Probert	100%
Joseph W. Baty	55%
Stephen M. Bunker	55%
Adriana Mendizabal	50%
Paul E. Noack	75%
Richard D. Strulson	55%

The portion of the cash incentive award based on corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the cash incentive award attributable to these financial goals. The maximum cash incentive award payable under the annual cash incentive program to any named executive officer is 175% of his or her target cash incentive award amount.

2016 Corporate Performance Goals for Messrs. Probert, Baty, Bunker, Noack and Strulson. In the case of Messrs. Probert, Baty, Bunker, Noack and Strulson, the corporate financial performance goals for 2016, were based on the Company’s revenue and the Company’s operating income, excluding foreign currency exchange impact since the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement. With respect to Ms. Mendizabal, the financial performance goals were based on the revenue and operating income, excluding foreign currency exchange impact, generated by NSP Americas.

The funding schedule for the portion of the cash incentive award based on the Company's financial performance was as follows, with the actual payout calculations based on linear interpolations of the funding slopes, rather than by the sample thresholds below:

Revenue (30% of target) (excluding foreign currency exchange impact)		Operating Income (35% of target) (excluding foreign currency exchange impact)
2016 Revenue ($) (mils)	Payout as % of Target	2016 Operating Income ($) (mils)	Payout as % of Target
< 337,612	-%	< 14,801	-%
337,612	50%	14,801	50%
348,387	75%	15,623	75%
359,162	100%	16,445	100%
365,162	120%	17,267	120%
371,014	140%	18,090	140%
377,120	160%	18,912	160%
383,229	180%	19,734	180%
388,972	200%	20,556	200%

2016 cash incentives awards based on corporate performance were based on the following results, funding a below-target award for the revenue portion and no award for the operating income portion of the cash incentive award:

Revenue (excluding foreign currency exchange impact)			Operating Income (excluding foreign currency exchange impact)
2016 Revenue ($) (mils)	% Target Achieved	Payout as % of Target	2016 Operating Income ($) (mils)	% Target Achieved	Payout as % of Target
$340.0	94.7%	56%	$12.5	75.7%	0%

The Company's revenue for 2016, based upon budgeted exchange rates and excluding impact of foreign currency exchange rates, was $340.0 million, resulting in a payout equal to 56% of target for the portion of the cash incentive award that is earned based on the Company’s revenue. The Company's operating income for 2016, excluding impact of foreign currency exchange rate, was $12.5 million, resulting in a payout equal to 0% of target for the portion of the cash incentive award earned based on the Company’s operating income.

2016 Corporate Performance Goals for Ms. Mendizabal. The Compensation Committee made the determination to base the calculations of Ms. Mendizabal’s 2016 cash incentive awards on the financial performance of NSP Americas, instead of on Company-wide financial performance goals.

The funding schedule for the portion of Ms. Mendizabal’s cash incentive award based on NSP America's financial performance was as follows, with actual results falling short of the goal for revenue and exceeding the goal for operating income:

Revenue for NSP Americas (excluding foreign currency exchange impact)		Operating Income of NSP Americas (excluding foreign currency exchange impact)
2016 Revenue ($) (mils)	Payout as % of Target	2016 Operating Income ($) (mils)	Payout as % of Target
< 171,431	-%	< 34,742	-%
171,431	50%	34,742	50%
176,902	75%	36,672	75%
182,373	100%	38,602	100%
185,473	120%	40,146	120%
188,391	140%	41,690	140%
191,492	160%	43,234	160%
194,592	180%	44,778	180%
197,510	200%	46,322	200%

Ms. Mendizabal’s 2016 cash incentives awards based on financial performance of NSP Americas were based on the following results, funding a below-target award for the revenue portion and an above-target award for the operating income portion of the cash incentive award:

Revenue for NSP Americas (excluding foreign currency exchange impact)			Operating Income for NSP Americas (excluding foreign currency exchange impact)
2016 Revenue ($) (mils)	% Target Achieved	Payout as % of Target	2016 Operating Income ($) (mils)	% Target Achieved	Payout as % of Target
$176.6	96.8%	73.3%	$39.1	101.2%	106%

2016 Individual Performance Goals. The remaining 35% of cash incentive award potential was based on each named executive officer’s individual performance. In determining the cash incentive for each named executive officer, the Compensation Committee reviewed the named executive officer’s individual performance, as well as general corporate performance not otherwise captured in the financial performance goals. The Compensation Committee determined that the Company’s management made substantial progress on key objectives in support of long-term growth, despite not meeting a portion of the financial performance goals. These key objectives included the development and early stage execution of a detailed five-year strategic plan, significant progress in building the organization to accelerate the Company’s entry into the China market, substantial progress in creating new business models to drive growth in key markets, and leveraging the Company’s new science capabilities to create differentiated products. In addition, the Compensation Committee recognized the challenge and unpredictable timing of applying for and receiving a direct selling license in China.

In determining the cash incentive awards for each named executive officer and whether the individual performance goals were met, the Compensation Committee took into account the following individual contributions made by each named executive officer during 2016:

Named Executive Officer	2016 Individual Contribution
Gregory L. Probert	As the Company’s Chairman and CEO, Mr. Probert has initiated an aggressive strategic plan to transform the Company and achieve above market growth.
Joseph W. Baty	Mr. Baty joined the company on October 31, 2016, and has worked seamlessly with Mr. Bunker to transition the CFO role upon his retirement.
Stephen M. Bunker
As the Company’s Chief Financial Officer, Mr. Bunker strengthened the Company’s finance department talent and capabilities; improved the Company’s budget and planning processes; and developed and implemented a long-term tax strategy and plan.

Adriana Mendizabal
Ms. Mendizabal is responsible for the Company’s largest and most profitable business, NSP Americas. She has been successful in turning around the U.S. business from a long period of slow decline to ten consecutive quarters of growth.

Paul E. Noack	Mr. Noack has been responsible for the Company’s market entry strategy and execution in China. He has hired and developed a strong local team in China and positioned the business to launch in 2016.
Richard D. Strulson	Mr. Strulson has built a strong global legal team, created an active distributor compliance department, and established a new government outreach capability.

2016 Cash Incentive Awards. Applying the factors and methodology described above, the Compensation Committee awarded the following cash incentive awards to our named executive officers, except for our Chief Executive Officer whose cash incentive award was awarded by the Board of Directors based on the recommendation of the Compensation Committee:

Named Executive Officer	Percentage of Target	2016 Cash Incentive Award ($)	Change from 2015 Cash Incentive Award (%)
Gregory L. Probert	50%	309,309	- 28%
Joseph W. Baty (1)	52%	17,810	—
Stephen M. Bunker	45%	78,848	- 4%
Adriana Mendizabal	91%	133,181	1%
Paul E. Noack	52%	155,594	- 33%
Richard D. Strulson	52%	99,088	- 21%

(1)	Mr. Baty’s employment with the Company began on October 31, 2016, and his 2016 cash incentive award was pro-rated accordingly.

Long-Term Incentive Awards. We provide long-term incentive awards in the form of stock options and RSUs pursuant to the Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”), and the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”). The grant value of the RSUs granted to the Chief Executive Officer in 2016, was approximately 78% lower than in 2015, and the grant value of the RSUs granted to the other named executive officers in 2016, other than the Chief Executive Officer and Messrs. Baty and Bunker, was between 78% and 85% lower than in 2015.

2016 RSU Grants. The table below sets for the grants of RSUs approved by the Compensation Committee in November 2015, which were effective on January 1, 2016. Fifty percent of the RSUs granted to the named executive officers in 2016 is subject to vesting conditions tied to the Company’s operating metrics. The Compensation Committee believes that performance-based equity rewards long-term decision making and value creation and aligns shareholder and management interests, and believes that revenue is an effective measurement of the Company’s growth and value creation.

	Restricted Stock Units
	Subject to Time Based Vesting Conditions	Subject to Revenue Based Vesting Conditions
Name	(1)	(2)
Gregory L. Probert	30,000	30,000
Joseph W. Baty (3)	—	—
Stephen M. Bunker	—	—
Adriana Mendizabal	3,500	3,500
Paul E. Noack	10,000	10,000
Richard D. Strulson	4,000	4,000

(1)
The RSUs set forth in the column entitled "Subject to Time Based Vesting Conditions," vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

(2)
The RSUs set forth in the column entitled "Subject to Revenue Based Vesting Conditions," vest upon achievement of pre-determined revenue targets starting at $450 million over a rolling one-year period commencing after April 1, 2015, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue targets must be achieved on or before June 30, 2019.

(3)
Mr. Baty was appointed the Company’s Chief Financial Officer on October 31, 2016. Pursuant to the employment agreement entered into between the Company and Mr. Baty effective October 31, 2016, Mr. Baty received 70,000 RSUs granted in two equal tranches on October 31, 2016, and January 1, 2017.

2017 RSU Grants. The table below sets for the grants of RSUs approved by the Compensation Committee in November 2016, which were effective on January 3, 2017. Similar to the RSUs granted in 2016, 50% of the RSUs granted to the named executive officers in 2017 are subject to vesting conditions tied to the Company’s operating metrics.

	Restricted Stock Units
	Subject to Time Based Vesting Conditions	Subject to Revenue Based Vesting Conditions
Name	(1)	(2)
Gregory L. Probert	27,500	27,500
Joseph W. Baty (3)	—	—
Stephen M. Bunker	—	—
Adriana Mendizabal	3,500	3,500
Paul E. Noack	10,000	10,000
Richard D. Strulson	4,000	4,000

(1)
The RSUs set forth in the column entitled "Subject to Time Based Vesting Conditions," vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

(2)
The RSUs set forth in the column entitled "Subject to Revenue Based Vesting Conditions," vest upon achievement of pre-determined revenue targets starting at $500 million over a rolling one-year period commencing after April 1, 2016, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue targets must be achieved on or before June 30, 2020.

(3)
Mr. Baty was appointed the Company’s Chief Financial Officer on October 31, 2016. Pursuant to the employment agreement entered into between the Company and Mr. Baty effective October 31, 2016, Mr. Baty received 70,000 RSUs granted in two equal tranches on October 31, 2016, and January 1, 2017.

Vesting accelerates in full upon termination of employment by reason of death or disability and certain terminations of employment following a change in control. The awards are designed to act as retention tools and to continue to incentivize the officers and align their interests with those of the shareholders. The Company believes the vesting acceleration of equity awards upon a change in control is appropriate as those awards are designed to serve as the primary vehicle for wealth creation and the accumulation of financial resources for their retirement years, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for wealth accumulation and retirement funds are through the limited deferral opportunities provided under the Company's 401(k) savings plan and the non-qualified deferred compensation plan.

Executive Officer Perquisites. Perquisites are not a significant component of our executive compensation program. In 2016, we provided each of our named executive officers the opportunity to receive up to $3,000 for tuition assistance; however, none of our executive officers elected to receive tuition assistance.

Other Programs. Our executive officers, including our named executive officers, are eligible to participate in our 401(k) employee savings plan, medical plans and other benefit plans on the same basis as all other regular U.S. employees.

Deferred Compensation Programs. The Company has adopted a non-qualified deferred compensation plan for its executive officers, certain other selected employees and its non-employee directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the non-qualified deferred compensation plan, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the non-qualified deferred compensation plan is comparable to similar plans offered by its competitors. The amounts deferred under the non-qualified deferred compensation plan for the named executive officers are reported below in the Non-qualified Deferred Compensation Table.

Stock Ownership Guideline. Each of the named executive officers is subject to stock ownership guidelines. Our Chief Executive Officer’s employment agreement contains a stock ownership guideline whereby Mr. Probert agrees to maintain ownership of capital stock or an equity position in the Company having an aggregate value in the amount of $1.0 million. The stock ownership guidelines require the other named executive officers, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one year base salary. Such equity position may be maintained by accumulating such equity through the vesting of future grants of stock options and RSUs, in addition to shares of the Company’s capital stock currently owned, and the vesting of existing grants of stock options and RSUs.

Clawback Policy. The employment agreement with Mr. Probert, our Chief Executive Officer, includes a global incentive “clawback” provision pursuant to which, in the event that during the term of the employment agreement, and for a period of 2 years after the termination of the employment agreement, the Company is required to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company's Board of Directors, the Company has the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs (collectively, "Compensation"), during the period of time encompassed by the restatement and recalculate Mr. Probert’s Compensation for the look-back period based upon the restated financial statements, provided, however, that this look-back period shall be no longer than two (2) years. If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to the Company in a time and manner mutually agreed to between Company and Mr. Probert.

Hedging. Company policy prohibits executives from entering into hedging transactions (such as put and call options), that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company's stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Employment Agreements. We have entered into employment agreements with each of our named executive officers. We believe the employment agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Each employment agreement entitles the named executive officer to specific termination benefits if his or her employment is terminated under certain circumstances. A summary of the material terms of the employment agreements with each named executive officer, together with a quantification of the severance benefits payable under those agreements to each of the named executive officers named in the Summary Compensation Table may be found in the sections below entitled "Employment Agreements” and “Potential Payments upon Termination or Change in Control."

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to non-performance-based compensation under the terms of Section 162(m). We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The compensation paid to our named executive officers for 2016, did not exceed the $1.0 million threshold per officer, except for Mr. Probert. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that if salaries and cash incentive awards for our named executive officers, together with the amounts recognized from equity awards, it is possible that the non-performance-based compensation payable to our named executive officers will exceed the $1.0 million limit under Section 162(m) in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:

Albert R. Dowden
Mary Beth Springer, Committee Chair
Jeffrey D. Watkins

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee, at any time during 2016, was an officer or employee of the Company. None of our named executive officers, with the exception of Mr. Probert, at any time during 2016, served on our Board of Directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Risk Assessment

The Company's compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash incentive awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash incentive awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.

In addition, the Company believes the stock ownership guidelines to which its named executive officers, including its Chief Executive Officer, are subject, moderate the incentive to take excessive risk.

Executive Compensation

The following compensation tables, including the summary compensation table, provide compensation information of our named executive officers for the years ended December 31, 2016, 2015 and 2014.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan ($)(2)	Stock Option Awards ($)(3)	Restricted Stock Unit Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory L. Probert,	2016	618,000	309,309	—	447,000	19,519	1,393,828
Chief Executive Officer	2015	600,000	429,750	899,100	2,032,000	507,167	4,468,017
	2014	525,000	422,625	326,500	239,672	128,304	1,642,101
Joseph W. Baty,	2016	64,904	17,810	—	456,049	13,622	552,385
EVP, CFO & Treasurer (A)	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Stephen M. Bunker,	2016	320,000	78,848	—	—	11,825	410,673
Former EVP, CFO & Treasurer (B)	2015	320,000	82,060	—	402,184	86,180	890,424
	2014	305,000	126,232	114,275	83,894	11,030	640,431
Adriana Mendizabal,	2016	293,868	133,181	—	58,310	11,509	496,868
President NSP Americas	2015	272,950	131,664	—	393,700	54,398	852,712
	2014	265,000	65,190	97,950	71,900	10,278	510,318
Paul E. Noack,	2016	400,500	155,594	—	166,599	13,901	736,594
President of China & New Markets	2015	350,000	230,934	—	1,130,300	66,025	1,777,259
	2014	78,077	—	541,000	—	52,467	671,544
Richard D. Strulson,	2016	347,800	99,088	—	66,639	11,137	524,664
EVP, GC, CCO & Secretary	2015	320,000	126,060	—	402,184	26,624	874,868
	2014	305,000	140,910	114,275	83,894	59,867	703,946

(A)	Mr. Baty was appointed the Company’s Chief Financial Officer on October 31, 2016.

(B)	Mr. Bunker’s employment with the Company terminated effective December 31, 2016.

(1)
Amounts for 2016, include amounts that were deferred from the executive salaries into the 401(k) plan in 2016, as follows: Mr. Probert-$22,800; Mr. Baty-$23,500; Mr. Bunker-$22,600; Ms. Mendizabal-$24,000; Mr. Noack-$21,000; and Mr. Strulson-$18,000.

(2)	For a detailed discussion of payments made under the Company’s annual cash incentive program, see the section above entitled “Compensation Discussion and Analysis-Annual Cash Incentive.”

(3)
Amounts reflect the aggregate grant date fair value of the stock option grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2016 Annual Report on Form 10-K filed with the SEC on March 14, 2017, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The equity awards are time-based stock options.

(4)
Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2016 Annual Report on Form 10-K filed with the SEC on March 14, 2017, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The equity awards are time-based RSUs.

(5)	“All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2016. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Miscellaneous Other ($)	Total ($)
Gregory L. Probert	9,275	9,394	850 (A)	19,519
Joseph W. Baty	2,019	853	10,750 (B)	13,622
Stephen M. Bunker	7,180	3,045	1,600 (C)	11,825
Adrianna Mendizabal	9,275	1,484	750 (D)	11,509
Paul E. Noack	9,275	3,876	750 (E)	13,901
Richard D. Strulson	9,275	1,162	700 (F)	11,137

(A)	Includes $750 of product credit and a $100 service award.

(B)	Includes $750 of product credit and a signing bonus in the amount of $10,000 paid pursuant to his employment agreement dated October 31, 2016.

(C)	Includes $1,350 of product credit and a $250 service award.

(D)	Includes $750 of product credit.

(E)	Includes $750 of product credit.

(F)	Includes $700 of product credit.

Grants of Plan-Based Awards in 2016

The following table provides certain summary information concerning each grant of an award made to the named executive officers in 2016, under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Aggregate Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Incentive Award Type (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory L. Probert	—	ACI	309,000	618,000	1,081,500	—	—	—	—	—
Gregory L. Probert	1/4/2016	PRSU (2)	—	—	—	15,000	30,000	—	—	173,100
Gregory L. Probert	1/4/2016	RSU (3)	—	—	—	—	—	—	30,000	273,900
Joseph W. Baty	—	ACI	103,125	206,250	360,250	—	—	—	—	—
Joseph W. Baty	1/4/2016	RSU (4)	—	—	—	—	—	—	35,000	456,049
Stephen M. Bunker	—	ACI	88,000	176,000	360,938	—	—	—	—	—
Adrianna Mendizabal	—	ACI	73,467	146,934	257,135	—	—	—	—	—
Adrianna Mendizabal	1/4/2016	PRSU (2)	—	—	—	1,750	3,500	—	—	26,355
Adrianna Mendizabal	1/4/2016	RSU (3)	—	—	—	—	—	—	35,000	31,955
Paul E. Noack	—	ACI	150,188	300,375	525,656	—	—	—	—	—
Paul E. Noack	1/4/2016	PRSU (2)	—	—	—	5,000	10,000	—	—	75,300
Paul E. Noack	1/4/2016	RSU (3)	—	—	—	—	—	—	10,000	91,299
Richard D. Strulson	—	ACI	95,425	191,290	334,758	—	—	—	—	—
Richard D. Strulson	1/4/2016	PRSU (2)	—	—	—	2,000	4,000	—	—	30,120
Richard D. Strulson	1/4/2016	RSU (3)	—	—	—	—	—	—	4,000	36,519

(1)	Award types are as follows:
ACI: Annual Cash Incentive Award
PRSU: Performance-Based RSUs
RSU: Time-Based RSUs

(2)
The PRSU grant vests upon achievement of pre-determined revenue targets starting at $450 million over a rolling one-year period commencing after April 1, 2015, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue targets must be achieved on or before June 30, 2019.

(3)
The RSU grant vests in three equal annual installments over each year of service measured from the January 4, 2016, subject to the executive's continued employment with the Company. Amounts reflected the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(4)
The RSU grant vests in three equal annual installments over each year of service measured from the October 31, 2016, subject to the executive's continued employment with the Company. Amounts reflected the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2016.

Name	Number of Securities Underlying Unearned RSUs (#)	Number of Securities Underlying Unearned Options Exercisable (#)	Number of Securities Underlying Unearned Options Unexercisable (#)	Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Gregory L. Probert	—	100,000	—	—	12.05	6/16/2021	(1)
	—	100,000	—	—	12.05	6/16/2021	(2)
	—	37,500	—	—	11.52	3/1/2022	(3)
	—	56,250	18,750	—	11.98	3/1/2022	(4)
	—	25,000	—	—	12.72	4/1/2023	(5)
	—	25,000	25,000	—	13.88	2/11/2024	(6)
	—	61,666	123,334	—	14.22	2/12/2025	(7)
	9,159	—	—	—	—	—	(8)
	53,333	—	—	—	—	—	(9)
	30,000						(10)
	50,000	—	—	—	—	—	(11)
	30,000	—	—	—	—	—	(12)
	30,000	—	—	—	—	—	(13)
Total	202,492	405,416	167,084	—
Joseph W. Baty	35,000	—	—	—	—	—	(14)
Total	35,000	—	—	—
Stephen M. Bunker	—	44,000	—	—	8.37	5/10/2020	(15)
	—	30,000	—	—	5.88	1/3/2021	(15)
	—	26,250	—	—	11.52	3/1/2022	(3)
	—	19,688	6,562	—	11.98	3/1/2022	(4)
	—	8,750	4,375	—	13.88	2/11/2024	(6)
	1,602	—	—	—	—	—	(8)
	5,278	—	—	—	—	—	(9)
Total	6,880	128,688	10,937	—
Adrianna Mendizabal	—	50,000	—	—	13.12	4/2/2022	(16)
	—	16,875	5,625	—	11.98	3/1/2022	(4)
	—	7,500	7,500	—	13.88	2/11/2024	(6)
	2,748	—	—	—	—	—	(8)
	10,333	—	—	—	—	—	(9)
	3,500	—	—	—	—	—	(10)
	12,500	—	—	—	—	—	(11)
	3,000	—	—	—	—	—	(12)
	3,500	—	—	—	—	—	(13)
Total	35,581	74,375	13,125	—
Paul E. Noack	—	50,000	50,000	—	14.3	10/13/2024	(17)
	29,666	—	—	—	—	—	(9)
	10,000	—	—	—	—	—	(10)
	37,500	—	—	—	—	—	(11)
	7,000	—	—	—	—	—	(12)
	10,000	—	—	—	—	—	(13)
Total	94,166	50,000	50,000	—
Richard D. Strulson	—	65,000	—	—	16.8	11/4/2023	(18)
	—	8,750	8,750	—	13.88	2/11/2024	(6)
	3,204	—	—	—	—	—	(8)
	10,556	—	—	—	—	—	(9)
	4,000	—	—	—	—	—	(10)
	12,500	—	—	—	—	—	(11)
	3,334	—	—	—	—	—	(12)
	4,000	—	—	—	—	—	(13)
Total	37,594	73,750	8,750	—

(1) Option vests in three equal installments achievement of 6.0%, 8.0% or 10.0% of operating income margins, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(2) Option vests in three equal annual installments over each year of service, measured from June 16, 2011, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(3) Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company. The option will vest with respect to the additional shares in which the executive would have vested had the executive remained employed for an additional period of 12 months.

(4) Option vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(5) Options vested on April 1, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(6) Option vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(7) Option vests in three equal annual installments over each year of service measured from February 12, 2015, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(8) RSUs vest in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(9) RSUs vest in three equal annual installments over each year of service measured from January 15, 2015, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(10) RSUs vest in three equal annual installments over each year of service measured from January 4, 2016, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(11) RSUs vest based upon the achievement of between $1.50, $2.50 and $3.50 earnings per shares over a rolling 4 quarter period and must be achieved on or before March 15, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(12) RSUs vest based upon the achievement of between $400.0 million and $450.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2018. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(13) RSUs vest based upon the achievement of between $500.0 million and $600.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2019. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(14) RSUs vest in three equal annual installments over each year of service measured from October 31, 2016, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(15) Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(16) Option vests in three equal annual installments over each year of service measured from April 4, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(17) Option vests in four equal annual installments over each year of service measured from October 13, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(18) Option vests in three equal annual installments over each year of service measured from November 4, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

Option Exercises and Stock Vested

The following table sets forth information for the named executive officers regarding the exercise of stock options and vesting of RSUs during the year ended December 31, 2016:

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory L. Probert	—	—	31,246	262,723
Joseph W. Baty	—	—	—	—
Stephen M. Bunker	—	—	6,881	59,011
Adrianna Mendizabal	—	—	6,540	56,296
Paul E. Noack	—	—	14,833	134,113
Richard D. Strulson	—	—	6,881	59,011

Non-qualified Deferred Compensation (1)

The table below shows the deferred compensation activity for each NEO during 2016 under the Company’s non-qualified deferred compensation plan.

Name	Executive Contributions in 2016 ($)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2016 ($)
Gregory L. Probert	—	—	—	—
Joseph W. Baty	—	—	—	—
Stephen M. Bunker	—	—	—	—
Adrianna Mendizabal	—	(620)	—	79,786
Paul E. Noack	—	—	—	—
Richard D. Strulson	9,364	(1,004)	—	144,865

Contribution amounts in this table have been reflected in the 2016 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2016 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.

Employment Agreements

The Company has employment agreements in place with each of its named executive officers, except Mr. Bunker, who entered into a separation agreement with the Company effective March 4, 2016, which provided, in part, for the termination of Mr. Bunker’s employment as of December 31, 2016. Among other things, these employment agreements set the initial annual base salaries for each named executive officer, establish that each named executive officer is eligible to participate in the Company's executive annual cash incentive program and set forth certain termination benefits in the event his or her employment with the Company is terminated. The termination benefits to which our named executive officers would be entitled in the event of termination are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreements with our named executive officers, except for the employment agreement with Mr. Probert, provide for a period of one year after the cessation of his employment during which he or she is subject to certain non-compete and non-solicitation covenants. In the case of Mr. Probert, his employment agreement provides for a period of 18-months after the cessation of his employment during which he is subject to certain non-compete and non-solicitation covenants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The benefits and payments that the Company’s named executive officers could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows. Mr. Bunker’s employment terminated effective December 31, 2016. The Company entered into a separation agreement with Mr. Bunker effective March 4, 2016, and the actual benefits provided to Mr. Bunker in accordance with his separation agreement are described below.

Potential Payments upon Certain Termination Scenarios

Voluntary Termination and Termination for Cause

If the employment of any of the Company’s named executive officers is voluntarily terminated or terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the named executive officer under his or her employment agreement, other than what has been accrued and vested in the benefit plans discussed above in this proxy statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.

Termination Without Cause

Under our employment agreements with our named executive officers, in the event that his or her employment is terminated by the Company without “cause” or by the named executive officer for “good reason,” as those terms are defined in the employment agreements, the named executive officer would be entitled to the following benefits and payments:

•	Payment of all accrued and unpaid base salary through the date of such termination;

•
Monthly severance payments equal to one-twelfth of the named executive officer’s base salary as of the date of termination for a period equal to 12 months, except in the case of our Chief Executive Officer who would receive such severance payments for a period of 18 months; and

•
Reimbursement for the cost the named executive officer incurs for continuation of his or her health insurance coverage under COBRA, and for his family members if he or she provided for their coverage during his or her employment, for a period of 12 months, except in the case of our Chief Executive Officer who would such reimbursement for a period of 18 months.

Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.

A termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.

Termination Due to Death or Incapacity

If a named executive officer’s employment terminates due to death or incapacity, the employment agreements provide that such named executive officer would receive the same benefits and payments as if the employment had terminated without cause. Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.

A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.

Potential Payments upon Termination Following a Change in Control

Except in the case of the Chief Executive Officer, the Company’s employment agreements with the named executive officers do not provide for additional payments or benefits if a named executive officer is terminated in connection with, or following, a change in control event. The Company’s employment agreement with its Chief Executive Officer provides that if his employment is terminated in connection with a change in control event the Company will pay him both (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the year in which such termination occurs.

The equity awards held by the named executive officers at the time of the a change in control event will vest in full if (i) such equity awards are not replaced with similar equity securities of the surviving entity, or (ii) such equity awards are replaced with similar equity securities of the surviving entity and the employment of the named executive officer is terminated without cause, or terminated by the named executive officer for good reason, within 24 months after the date of the change in control event.

Potential Payments Upon Termination

The following table shows potential payments to the named executive officers, except for Mr. Bunker, upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2016, and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment.

	Termination upon death or incapacity ($)		Termination without Cause ($)		Termination Following Change in Control
Gregory L. Probert
Base Salary Continuation	927,000		927,000		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	3,218,206		—		3,218,206
Other Benefits	618,000	(2)	618,000	(2)	2,472,000	(3)
Total	4,779,506		1,516,300		5,690,206
Joseph W. Baty
Base Salary Continuation	375,000		375,000		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	525,000		—		525,000
Total	916,300		391,300		525,000
Adriana Mendizabal
Base Salary Continuation	293,868		293,868		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	559,103		—		559,103
Total	869,271		310,168		559,103
Paul E. Noack
Base Salary Continuation	400,500		400,500		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	1,447,490		—		1,447,490
Total	1,864,290		416,800		1,447,490
Richard D. Strulson
Base Salary Continuation	347,000		347,000		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	573,710		—		573,710
Total	937,010		363,300		573,710

(1)	Represents the intrinsic value of accelerated vesting of all outstanding awards based on $15.00 closing price per share of Common Stock on December 30, 2016.

(2)
Mr. Probert would be entitled to a pro-rata bonus based on the number of full or partial calendar months he remained employed during the year in which such termination occurs. Assuming the termination of his employment was effective on December 31, 2016, Mr. Probert would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target, or 100% of Mr. Probert’s base salary.

If Mr. Probert is terminated without cause within twenty-four months of a change in control of the Company, his employment agreement entitles him to receive (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary of $618,000 plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the year in which such termination occurs. The amounts set forth above assumes a bonus for a full year paid at the target percentage.

Separation Agreement With Mr. Bunker

The Company and Mr. Bunker entered into a separation agreement effective March 4, 2016. Mr. Bunker’s separation agreement provided that he would continue to serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer until December 31, 2016, at which time his employment with the Company would terminate. The separation agreement provides for the payment of the severance benefits described in his employment agreement with the Company, which include the following benefits:

•	Any accrued and unpaid base salary through the date of termination;

•	Severance payments in an aggregate amount equal to his base salary as of the date of termination; and

•
Payment of the cost for continuation of health insurance coverage under COBRA for him and certain dependent family members for a period of twelve months, and reimbursement of up to $6,000 if such health insurance coverage benefits result in additional tax liability.

Mr. Bunker’s separation agreement provides that one-half of the aggregate amount of the severance payments will be paid in a lump sum payment on March 15, 2017, and the remainder will be paid in six equal, monthly installments beginning on July 1, 2017. The separation agreement also provides that (i) Mr. Bunker’s unvested options or restricted stock units will continue to vest through March 31, 2017, and he will have ninety days from March 31, 2017, to exercise any vested but unexercised stock options, (ii) the Company will reimburse Mr. Bunker for up to $5,000 of legal fees for the review of the separation agreement by his legal counsel, and (iii) Mr. Bunker will remain eligible for payment in 2017 of any discretionary cash bonus awarded for 2016.

Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted‑average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,361,910	12.41	883,250

(1)
Consists of two plans: the 2012 Incentive Plan and the 2009 Incentive Plan. The 2012 Incentive Plan was approved by shareholders on August 1, 2012, and an amendment was approved by the Company’s shareholders on January 14, 2015, to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. The 2009 Incentive Plan was approved by shareholders on November 6, 2009. The terms of these plans are summarized in Note

12 of the Notes to Consolidated Financial Statements set forth in the 2016 Annual Report on Form 10-K filed with the SEC on March 14, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Eugene L. Hughes, a former member of our Board of Directors, and the spouse of Kristine F. Hughes, Vice Chair of our Board of Directors, retired as an employee of the Company effective as of December 22, 2008. The Company and Mr. Hughes entered into a Retirement and Consulting Agreement, dated as of December 9, 2008, pursuant to which Mr. Hughes provided consulting services to the Company for an initial term of eight years following his retirement. In exchange for such consulting services, Mr. Hughes received an annual compensation of $215,000 for the first two years of service, and an annual compensation of $100,000 for the remainder of the initial term. The term of the Retirement and Consulting Agreement with Mr. Hughes expired on December 22, 2016, and was not renewed.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
Lehi, Utah	/s/ RICHARD D. STRULSON
March 24, 2017	Richard D. Strulson
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary

NATURE'S SUNSHINE PRODUCTS, INC.

PROXY OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the notice of Annual Meeting of Shareholders and Proxy Statement, hereby revokes all previous proxies and appoints Gregory L. Probert and Joseph W. Baty, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Nature’s Sunshine Products, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders to be held on May 9, 2017, at 10:00 a.m. Mountain Daylight Time, at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS TWO AND THREE, AND FOR "1 YEAR" ON PROPOSAL FOUR.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominees(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you FOR the following:	☐	☐	☐

01 Albert R. Dowden	02 Jia Hongfei	03 Kristine F. Hughes	04 Robert B. Mercer	05 Gregory L. Probert
06 Mary Beth Springer	07 Rebecca L. Steinfort	08 J. Christopher Teets	09 Jeffry D. Watkins

The Board of Directors recommends you vote For Proposals 2, 3 and 4.
		For	Against	Abstain
2	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

3	An advisory resolution to approve the compensation of the named executive officers.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4	An advisory vote as to the frequency of shareholder advisory votes on the compensation of the named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint Owners each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date